Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 10, 2017, relating to the combined financial statements of Liberty Oilfield Services LLC, Predecessor appearing in the Prospectus, which is part of the Registration Statement on Form S-1 of Liberty Oilfield Services Inc. (File No. 333-216050), as amended, and incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 11, 2018